Exhibit 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	ABU DHABI AUSTIN BEIJING DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK PALO ALTO RIYADH WASHINGTON

January 6, 2012

Carrizo Oil & Gas, Inc.

500 Dallas Street, Suite 2300

Houston, Texas 77002

Ladies and Gentlemen:

We are acting as counsel to Carrizo Oil & Gas, Inc., a Texas corporation (“Carrizo”), in connection with Carrizo’s offer to exchange (the “Exchange Offer”) $200,000,000 principal amount of 8.625% Senior Notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Act”) (the “Exchange Notes”), for any and all of the outstanding $200,000,000 principal amount of 8.625% Senior Notes due 2018 issued on November 17, 2011 that have not been registered under the Act (the “Outstanding Notes”), pursuant to (i) the Registration Statement on Form S-4 (the “Registration Statement”) as filed by Carrizo on the date hereof with the Securities and Exchange Commission (the “SEC”) under the Act, and (ii) the related prospectus (the “Prospectus”) that forms a part of the Registration Statement.

Subject to the assumptions, qualifications and limitations set forth in the discussion in the Prospectus under the caption “Material U.S. Federal Income and Estate Tax Considerations,” we confirm that such discussion, insofar as it concerns conclusions of law, constitutes our opinion as to the material U.S. federal income and estate tax consequences relating to the exchange of Outstanding Notes for Exchange Notes pursuant to the Exchange Offer and the ownership and disposition of the Exchange Notes.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Sincerely,

/s/ Baker Botts L.L.P.